EXHIBIT 10.10

FLOWSERVE CORPORATION SENIOR MANAGER RETIREMENT PLAN
Amended and Restated Effective as of January 1, 2024
The Flowserve Corporation Senior Manager Retirement Plan, as amended and restated effective as of January 1, 2024, (the “Plan”) is set forth below. The Plan is sponsored by Flowserve Corporation for certain eligible highly compensated and management employees and is exempt from the participation, vesting, funding and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.1 Purpose of the Plan. The primary purpose of the Company in establishing this Plan is to make up the benefits lost by Eligible Employees under the Qualified Plan as a result of the maximum individual benefit limitations and restrictions imposed upon includable compensation in qualified plans under ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).

1.2 Effective Date. The Plan, which is effective January 1, 2024, is an amendment and restatement of the Flowserve Corporation Senior Manager Retirement Plan, which was originally adopted July 1, 1999 (the “Prior Plan”) and previously amended and restated on November 2, 2018. Except as otherwise provided herein, any Eligible Employee who is a Participant and who terminated employment prior to November 2, 2018, shall be entitled to those benefits, if any, provided by the Prior Plan, as modified, where appropriate, to comply with the requirements of Section 409A of the Code and the guidance issued thereunder as then in effect.

ARTICLE II
DEFINITIONS

2.1 Definitions. Whenever used in the Plan, the following terms shall have the respective meanings set forth below:
(a) “Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with the procedures established by the Committee, that are entitled to receive benefits under this Plan upon the death of a Participant. In the absence of a properly designated Beneficiary or if such Beneficiary has predeceased the Participant, the “Beneficiary” shall be the Participant’s estate.

(b) “Board” or “Board of Directors” means the Board of Directors of the Company.

(c) “Change in Control” shall have the meaning ascribed to it under the Company’s 2020 Long-Term Incentive Plan; provided that for purposes of this Plan, such Change in Control must also qualify as a “change in control” within the meaning of Code Section 409A(a)(2)(A)(v).

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any successor provision thereto.

(e) “Committee” means the Pension and Investment Committee of the Company.

(f) “Company” means Flowserve Corporation and any subsidiary participating in the Qualified Plan.
(g) “Eligible Employee” means any person who is (i) a participant in the Qualified Plan; (ii) a highly compensated or management employee whose compensation exceeds the maximum individual benefit limitations and restrictions imposed upon includable compensation in qualified plans under ERISA and the Internal Revenue Code; and (iii) is either an Executive Officer, Officer, Vice President, or director level employee of the Company or is designated by the Committee to participate in the Plan. Notwithstanding the foregoing or any provision of the Plan to the contrary, no employee of the Company or any subsidiary of the Company who, as of January 1, 2024, was not a Participant in the Plan shall be an Eligible Employee or otherwise eligible to become a Participant in the Plan; provided, however, that a Participant who is rehired on or after January 1, 2024 and prior to January 1, 2025 may resume status as an Eligible Employee in accordance with the terms of Section 3.1.

(h) “Participant” means any Eligible Employee who is designated by the Committee as a participant in this Plan.

(i) “Qualified Plan” means the Flowserve Corporation Pension Plan, as amended from time to time, or any successor to such Plan, and any other qualified pension plan that may be designated by the Committee.
(j) “Separation from Service” means a Participant dies, retires, or otherwise suffers a termination of employment, as determined in accordance with the requirements of Section 409A of the Code and the final regulations issued thereunder. For purposes of the Plan, a Participant shall not be considered to have separated from service while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six months, or, if longer, so long as the Participant retains the right to reemployment with the Company or its subsidiaries under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or any of its subsidiaries. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment Flowserve Corporation Senior Manager Retirement Plan or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period in the immediately preceding sentence.

Any other term used in this Plan which is defined in the Qualified Plan shall have the meaning set forth therein.

ARTICLE III
PARTICIPATION

3.1 Participation. An employee shall become a Participant as of the first day of the calendar month coincident with or next following the date he or she first becomes an Eligible Employee (the “Entry Date”), provided that he or she is still an Eligible Employee on his or her Entry Date. Once eligible for participation in the Plan, an Eligible Employee shall be entitled to accrue benefits for the remainder of the Plan Year, provided that he or she remains a member of the select group of highly compensated or management employees for whom this Plan is designed.

ARTICLE IV
BENEFITS FOR PARTICIPANTS

4.1 Eligibility. A Participant or the Beneficiary of a Participant shall be eligible to receive benefits under this Plan; provided, however, the Company may in its discretion restrict on a prospective basis the classification of persons who are eligible to receive benefits under this Plan.

4.2 Amount of Benefits. The amount of benefits payable under the Plan to a Participant who is eligible for benefits under the Qualified Plan shall be the amount computed under Section 4.2(a) minus the amount computed under Section 4.2(b).

(a) The amount of benefits that would be payable under the Qualified Plan to such Participant or Beneficiary without regard to any restrictions (“Restrictions”) imposed by ERISA and the Code upon (i) the maximum amount of benefits which may be paid out of a qualified plan, or (ii) the compensation which may be recognized by a qualified plan;

(b) The amount of benefits actually payable under the applicable Qualified Plan to such Participant or Beneficiary.

Notwithstanding the foregoing or any provision of the Plan to the contrary, benefits payable under the Plan shall be frozen as of January 1, 2025, and no Participant will accrue any additional benefits under the Plan from or after such date. For the avoidance of doubt, each Participant shall continue to vest in their benefit under the Plan in accordance with Article V below.

4.3 Commencement and Form. Subject to the provisions of this Article IV, a Participant will receive benefits under the Plan in the form of a lump sum payment, payable within 90 days of the date of the Participant’s Separation from Service; provided that the Company retains the sole discretion to determine when during the 90-day period the payment will be made, Notwithstanding the foregoing or any other provision of this Plan to the contrary, if a Participant who is entitled to payments under this Plan is a “specified employee”, as defined in Section 1.409A-1(i) of the final regulations issued under Section 409A of the Code, any payment under this Plan shall be made in a lump sum on the date which is six (6) months following the date of the Participant’s Separation from Service, or if earlier, on the date of the Participant’s death. All payments that are delayed for six (6) months as provided in this Section 4.3 shall continue to accrue interest under the terms of the Plan for the period from the Participant’s Separation from Service until the date such payment is actually made. For the avoidance of doubt, however, all interest accruals under the Plan shall be frozen as of January 1, 2025.

ARTICLE V
VESTING
5.1 Vesting Schedule. A Participant shall vest in any benefit under this Plan in the same manner and to the same extent as under the vesting provisions of the Qualified Plan. Once a Participant is vested, all of such Participant’s rights to receive benefits under this Plan shall be nonforfeitable but shall be subject to any rights of the Company’s creditors.

5.2 Change in Control Vesting. In the event of a Change in Control, the Eligible Employee shall immediately be fully vested in his or her benefit under the Plan.

ARTICLE VI
ADMINISTRATION

6.1 Administration. The Committee shall be responsible for the general administration of the Plan and the carrying out of the provisions thereof, and shall have all rights and powers required in connection therewith, including the right to establish rules for the administration of the Plan and the methods to be used in calculating benefits. The Committee shall have the discretionary power and authority to interpret and administer the Plan according to its terms, including the power to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors in the administration and application of the Plan. The Committee shall have such additional powers as may be necessary to discharge its duties and responsibilities hereunder.

6.2 Application for Benefits. The Committee shall determine a Participant’s or Beneficiary’s eligibility for benefits. Each Eligible Employee or Beneficiary claiming a benefit under the Plan shall complete an application form and file it with the Committee or an administrator designated by the Committee. The Committee shall take action on all applications for benefits within ninety (90) days of receipt. If an application is approved, the Committee shall determine, or cause to be determined, the applicant’s benefits under the Plan.

6.3 Claims Procedure. If an application for benefits is denied or benefits are forfeited, in whole or in part, the following claims procedure shall be applicable:

(a) The Committee will provide the claimant with a written notice of denial, setting forth (i) an explanation as to why the claim was denied or benefit forfeited, (ii) the provisions of the Plan upon which the denial or forfeiture was based, and (iii) an explanation of the Plan’s claims procedure. If the Committee does not deny a claim on its merits, but rejects the application for failure to furnish certain necessary material or information, the written notice to the claimant will explain what additional material is needed and why, and advise the claimant that he or she may refile a proper application.

(b) Within sixty (60) days after the receipt of the Committee’s notice of denial or forfeiture, the claimant must file a written notice of appeal of the denial or forfeiture of benefits with the Committee. In addition, within such appeal period, the claimant may review pertinent documents at such reasonable times and places as the Committee may specify and may submit any additional written material pertinent to the appeal, and the claimant shall be entitled to appear before the Committee to present his or her claim.

(c) The Committee will make a written decision on the appeal not later than sixty (60) days after its receipt of the notice of appeal, unless special circumstances require an extension of time, in which case a decision will be given as soon as possible, but not later than one hundred-twenty (120) days after receipt of the notice of appeal. The decision on the appeal will be in writing and shall include specific reasons for the decision, making specific reference to the provisions of the Plan upon which the decision was based.

In the event the Committee fails to take any action on the claimant’s initial application for benefits within ninety (90) day after receipt, the application will be deemed denied, and the applicant’s appeal rights under this Section 6.3 will be in effect as of the end of such period.

ARTICLE VII
FINANCING

7.1 Financing of Benefits. No Participant shall be required or permitted to make any contribution under the Plan. The Company may provide security for payment of benefits using any method approved by the Committee for this purpose that is subject to the claims of the Company’s general unsecured creditors. As an alternative to and notwithstanding the above, the Company may elect to directly pay such benefits to a Participant, subject to the approval of the Committee. For a Participant terminating employment as a result of a Change in Control, vested benefits shall be funded in such manner as shall be determined by the Committee, provided that at all times such funding method shall be subject to the claims of the Company’s general unsecured creditors.

7.2 Unsecured General Creditor. Notwithstanding anything to the contrary contained herein, no Participant or Beneficiary (or any of their heirs, successors, or assigns) shall have any legal or equitable rights, interests or claims in any property or assets of the Company or its subsidiaries. For purposes of the payment of benefits under this Plan, any and all assets of the Company and its subsidiaries shall be, and shall remain, the general, unpledged, unrestricted assets of the Company and its subsidiaries, as applicable. The Company and its subsidiaries obligations under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

ARTICLE VIII
GENERAL PROVISIONS

8.1 Non-Alienation of Benefits. No benefit which shall be payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance, or charge by a Participant, Beneficiary, or survivor or anyone claiming under any of them except pursuant to a Domestic Relations Order (as defined below). If a Participant, Beneficiary or survivor or anyone claiming under any of them shall attempt to or shall subject in any manner any benefit which shall be payable under this Plan to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance, or charge, his or her interest in any such benefit shall terminate and the Committee shall hold or apply it to or for the benefit of such person, his or her spouse, children or other dependents, or any of them as the Committee may decide.

8.2 Incompetency. Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent, and that a guardian, conservator, statutory committee, or other person legally vested with the care of his or her estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his or her affairs, then any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment. In the event a guardian or conservator or statutory committee of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian or conservator or statutory committee, provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provision of this Section 8.2 shall be a complete discharge of liability therefore under the Plan.

8.3 Employment Rights. The establishment of the Plan shall not be construed as conferring any legal rights upon any Eligible Employee or any other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person or to treat him or her without regard to the effect which such treatment might have upon him or her as a person covered by this Plan.

8.4 Notices. Any notice required or permitted to be given hereunder to an Eligible Employee, a Participant, or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Eligible Employee or Beneficiary at the last post office address as shown on the Company’s records. Any notice to the Company shall be properly given or filed if delivered or mailed, postage prepaid, to the Corporate Secretary of the Company at its principal place of business.

8.5 Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

8.6 Action by Company. Any action required or permitted to be taken hereunder by the Company shall be taken by the Committee, or by any person or persons or committee otherwise authorized by its Board of Directors.

8.7 Uniform Rules. In administrating the Plan, the Committee will apply uniform rules to all Eligible Employees similarly situated.

8.8 Notice of Address. Any payment to a Participant, or in case of his or her death to his or her Beneficiary or survivor, at the last known post office address of the distributee on file with the Company, shall constitute a complete acquittance and discharge to the Company with respect thereto unless the Company shall have received prior written notice of any change in the condition, status or location of the distributee. The Company shall have no duty or obligation to search for or ascertain the whereabouts of any Eligible Employee or Beneficiary.

8.9 Record. The records of the Company with respect to the Plan shall be conclusive on all Eligible Employees, beneficiaries and survivors, and all other persons whomsoever.

8.10 No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatever shall attach to or be incurred by the shareholders, officers, or directors of the Company, or any representatives appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.

8.11 Illegality of Particular Provision. If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

8.12 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and as such it is intended that the Plan be exempt from the participation, vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. This Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2530.104- 23, which provides for an alternative method of compliance for plans described in such regulation. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

8.13 Tax Withholding. The Company and its subsidiaries shall have the right to deduct from all amounts paid in cash or other form under this Plan any Federal, state, local or other taxes required by law to be withheld.

8.14 Domestic Relations Order. Notwithstanding any provision of the Plan to the contrary, all or any portion of a Participant’s vested benefits under the Plan may be distributed to an alternate payee in accordance with the terms and conditions of a “Domestic Relations Order”, as such term is defined in Code Section 414(p)(1)(B). The Plan hereby specifically permits and authorizes distribution of a Participant’s vested benefits under the Plan to an alternate payee in accordance with a Domestic Relations Order prior to the date of the Participant’s Separation from Service.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1 Amendment and Termination. The Company expects the Plan to be permanent, but since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend or terminate the Plan at any time by action of its Board of Directors, provided, however, that no amendment or termination may change the time and form of payment to be made under the provisions of the Plan as in effect before such amendment or termination, except as otherwise permitted under Section 409A of the Code and the regulations issued thereunder. Notwithstanding any of the foregoing provisions of this Section 9.1 or any other terms and conditions of the Plan to the contrary, the Committee reserves the right, in its sole discretion, to amend the Plan in any manner it deems necessary or desirable in order to comply with or otherwise address issues resulting from Section 409A of the Code.

9.2 Contingencies Affecting the Company. In the event of a merger or consolidation of the Company, or the transfer of substantially all of the assets of the Company to another corporation, such successor corporation shall be substituted for the Company under the terms and provisions of the Plan.

9.3 Protected Benefits. If the Plan is amended or terminated, the full benefits payable to each retired Eligible Employee, Beneficiary or survivor shall not be reduced. A Participant who is in active service at the time of Plan amendment or termination shall be entitled to no less than the benefits he or she has accrued under the Plan to the date of such amendment or termination. The time and manner of payment of benefits subsequent to such date shall remain subject to the terms and conditions of the Plan, as they may have been amended. Subject to the foregoing provision, the Eligible Employee shall have a contractual right to all benefits applicable to him or her under the Plan. For the avoidance of doubt, nothing contained in this Section 9.3 shall be deemed to alter the status of an Eligible Employee, Beneficiary or survivor, as applicable, as an unsecured general creditor of the Company per Section 7.2 of the Plan.

9.4 Reimbursement of Legal Fees and Expenses. In the event that a Participant brings a legal action after a “Change in Control” as defined in Section 2.1(c) to enforce any of his or her rights hereunder, the Company shall reimburse the Eligible Employee for his or her actual documented legal fees and expenses in bringing such action, provided that (i) such action is based upon an actual bona fide claim for damages under applicable law, as determined by the Committee based on the facts and circumstances and in accordance with the requirements of Section 409A of the Code (and the regulations issued thereunder); (ii) the Participant provides written documentation to the Company of such legal fees and expenses no later than one hundred eight (180) days following the close of the taxable year in which such expenses were incurred; and (iii) it is judicially determined that such action was not frivolous or brought in bad faith. Any reimbursement of legal fees and expenses made pursuant to the immediately preceding sentence in one taxable year shall not affect the legal fees and expenses eligible for reimbursement pursuant to this Section 9.4 in any other taxable year. Reimbursement of legal fees and expenses pursuant to this Section 9.4 shall be made by the Company no later than the last day of the Participant’s taxable year following the taxable year in which the fees or expenses were incurred.

ARTICLE X
APPLICABLE LAW

10.1 Applicable Law. The Plan shall be governed by and construed according to the law of the State of Texas, except to the extent otherwise preempted by ERISA, or any other Federal law.

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IN WITNESS WHEREOF, Flowserve Corporation has caused this amended and restated
Plan to be executed by its duly authorized officer.

FLOWSERVE CORPORATION

By: /s/  Susan C. Hudson
Susan Hudson
Senior Vice President & Chief Legal Officer

15-Dec-2023
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Dated